Exhibit 99.1

NEWS RELEASE
	Contacts:	Brian Feldott
Director, Investor Relations
Newpark Resources, Inc.
bfeldott@newpark.com
281-362-6800
FOR IMMEDIATE RELEASE

NEWPARK RESOURCES REPORTS SECOND QUARTER 2015 RESULTS

Company generates $50 million of operating cash flow

THE WOODLANDS, TX – JULY 30, 2015 – Newpark Resources, Inc. (NYSE: NR) today announced results for its second quarter ended June 30, 2015. Total revenues for the second quarter of 2015 were $163.6 million compared to $208.5 million in the first quarter and $272.5 million in the second quarter of 2014. Net loss for the second quarter of 2015 was $4.3 million, or $0.05 per share, compared to net income of $1.0 million, or $0.01 per diluted share, in the first quarter, and $20.3 million, or $0.21 per diluted share, in the second quarter of 2014.

Second quarter 2015 results included a $1.7 million ($0.02 per share) charge to provision for income taxes to impair previously-recorded deferred tax assets in Australia.

Paul Howes, Newpark’s President and Chief Executive Officer, stated, “While we are encouraged by the modest margin recovery in Fluids and sustained strength in cash flows, the continued decline in customer drilling activity proved to be challenging, particularly for our Mats business. In our Fluids segment, second quarter results were in-line with our expectations, despite our U.S. operations continuing to face the headwinds of further declines in rig count, as well as some weather-related challenges impacting a few regions. U.S. Fluids revenues were down 24% sequentially, which compares favorably to the 35% sequential decline in U.S. rig count. Despite the lower revenues, we’ve seen a meaningful positive impact from our cost reduction programs executed earlier this year, which helped drive a modest sequential improvement in our Fluids operating results. Outside of North America, we are very pleased with the performance of our EMEA region, which reported a 15% sequential increase in revenues, benefitting from the ramp-up in activity with Sonatrach, as we transition to the new contract, along with an increase in activity in Kuwait.

“As we previously announced, we’ve seen a considerable decline in mat sales activity in the second quarter, primarily driven by a slowdown in purchasing from our international E&P customers, as their capital expenditures are being delayed in the current weak oil price environment. Meanwhile, our Northeast rental market has also softened significantly, reflecting a combination of several factors, including a sharp decline in the region’s drilling activity, a dramatic slowdown in completions activity, and continued price erosion.

“Meanwhile, our cash flow and liquidity position continues to be very strong, as we generated $50 million of operating cash flow in the quarter and ended the period with $123 million of cash on-hand. Our strong balance sheet provides us with exceptional flexibility to continue executing our long-term strategy, despite the challenging North American environment,” concluded Howes.

INTERNATIONAL FLUIDS CONTRACT AWARD

The Company announced that it has been awarded a contract by ENI S.p.A. to provide drilling fluids and related services for onshore and offshore drilling in the Republic of Congo, reflecting our first entry into West Africa. The initial term of the contract is three years, and includes an option for up to an additional two year extension. Work under this contract is expected to begin in the fourth quarter of 2015.

Segment Results

The Fluids Systems segment generated revenues of $140.3 million in the second quarter of 2015 compared to $171.9 million in the first quarter and $241.4 million in the second quarter of 2014. Segment operating loss was $0.2 million in the second quarter of 2015, compared to a $1.7 million operating loss in the first quarter and operating income of $27.6 million (11.4% operating margin) in the second quarter of 2014.

The Mats and Integrated Services segment generated revenues of $23.3 million in the second quarter of 2015 compared to $36.6 million in the first quarter and $31.1 million in the second quarter of 2014. Segment operating income was $6.6 million (28.1% operating margin) in the second quarter of 2015, compared to $15.6 million (42.8% operating margin) in the first quarter, and $13.7 million (43.9% operating margin) in the second quarter of 2014.

CONFERENCE CALL

Newpark has scheduled a conference call to discuss second quarter 2015 results, which will be broadcast live over the Internet, on Friday, July 31, 2015 at 10:00 a.m. Eastern Time / 9:00 a.m. Central Time. To participate in the call, dial (412) 902-0030 and ask for the Newpark conference call at least 10 minutes prior to the start time, or access it live over the Internet at www.newpark.com. For those who cannot listen to the live call, a replay will be available through August 14, 2015 and may be accessed by dialing (201) 612-7415 and using pass code 13612644. Also, an archive of the webcast will be available shortly after the call at www.newpark.com for 90 days.

Newpark Resources, Inc. is a worldwide provider of value-added drilling fluids systems and composite matting systems used in oilfield and other commercial markets. For more information, visit our website at www.newpark.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act that are based on management's current expectations, estimates and projections. All statements that address expectations or projections about the future, including Newpark's strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like "expects," "anticipates," "plans," "intends," "projects," "indicates," and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Newpark, particularly its Annual Report on Form 10-K for the year ended December 31, 2014, as well as others, could cause results to differ materially from those expressed in, or implied by, these statements. These risk factors include, but are not limited to, our customer concentration and cyclical nature of our industry, operating hazards inherent in the oil and natural gas industry, our international operations, the cost and continued availability of borrowed funds, our ability to execute our business strategy and make successful business acquisitions and capital investments, the availability of raw materials and skilled personnel, the impact of restrictions on offshore drilling activity, our market competition, legal and regulatory matters, including environmental regulations, inherent limitations in insurance coverage, potential impairments of long-lived intangible assets, technological developments in our industry, and the impact of severe weather, particularly in the U.S. Gulf Coast. Newpark's filings with the Securities and Exchange Commission can be obtained at no charge at www.sec.gov, as well as through our website at www.newpark.com.

Newpark Resources, Inc.

Consolidated Statements of Operations

(Unaudited)	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(In thousands, except per share data)	2015	2015	2014	2015	2014

Revenues	$163,644	$208,464	$272,466	$372,108	$515,290

Cost of revenues	142,155	176,634	214,711	318,789	411,271

Selling, general and administrative expenses	23,963	25,978	27,981	49,941	53,504
Other operating income, net	(792)	(276)	(2,042)	(1,068)	(2,058)

Operating income (loss)	(1,682)	6,128	31,816	4,446	52,573

Foreign currency exchange (gain) loss	(410)	1,564	(1,805)	1,154	(1,751)
Interest expense, net	2,224	2,255	2,830	4,479	5,750

Income (loss) from continuing operations before income taxes	(3,496)	2,309	30,791	(1,187)	48,574
Provision for income taxes	758	1,316	10,462	2,074	16,503
Income (loss) from continuing operations	(4,254)	993	20,329	(3,261)	32,071
Income from discontinued operations, net of tax	-	-	-	-	1,152
Gain from disposal of discontinued operations, net of tax	-	-	-	-	22,117

Net income (loss)	$(4,254)	$993	$20,329	$(3,261)	$55,340

Income (loss) per common share -basic:
Income (loss) from continuing operations	$(0.05)	$0.01	$0.24	$(0.04)	$0.38
Income from discontinued operations	-	-	-	-	0.28
Net income (loss)	$(0.05)	$0.01	$0.24	$(0.04)	$0.66

Income (loss) per common share -diluted:
Income (loss) from continuing operations	$(0.05)	$0.01	$0.21	$(0.04)	$0.34
Income from discontinued operations	-	-	-	-	0.23
Net income (loss)	$(0.05)	$0.01	$0.21	$(0.04)	$0.57

Calculation of Diluted EPS:
Income (loss) from continuing operations	$(4,254)	$993	$20,329	$(3,261)	$32,071
Assumed conversions of Senior Notes	-	-	1,253	-	2,514
Adjusted income (loss) from continuing operations	$(4,254)	$993	$21,582	$(3,261)	$34,585

Weighted average number of common shares outstanding-basic	82,529	82,299	83,010	82,414	83,872
Add: Dilutive effect of stock options and restricted stock awards	-	1,505	1,743	-	1,705
Dilutive effect of Senior Notes	-	-	15,682	-	15,682

Diluted weighted average number of common shares outstanding	82,529	83,804	100,435	82,414	101,259

Diluted income (loss) from continuing operations per common share	$(0.05)	$0.01	$0.21	$(0.04)	$0.34

Note: For the second quarter and first half of 2015, we excluded all potentially dilutive stock options and restricted stock as well as the assumed conversion of the Senior Notes in calculating diluted earnings per share due to the net losses incurred for these periods as the effect was anti-dilutive.

Newpark Resources, Inc.

Operating Segment Results

(Unaudited)	Three Months Ended
	June 30,	March 31,	June 30,
(In thousands)	2015	2015	2014

Revenues
Fluids systems	$140,344	$171,902	$241,386
Mats and integrated services	23,300	36,562	31,080
Total revenues	$163,644	$208,464	$272,466

Operating income (loss)
Fluids systems	$(223)	$(1,702)	$27,571
Mats and integrated services	6,555	15,647	13,653
Corporate office	(8,014)	(7,817)	(9,408)
Total operating income (loss)	$(1,682)	$6,128	$31,816

Segment operating margin
Fluids systems	(0.2% )	(1.0% )	11.4%
Mats and integrated services	28.1%	42.8%	43.9%

Newpark Resources, Inc.

Consolidated Balance Sheets

(Unaudited)
	June 30,	December 31,
(In thousands, except share data)	2015	2014

ASSETS
Cash and cash equivalents	$123,257	$85,052
Receivables, net	193,306	318,600
Inventories	188,000	196,556
Deferred tax assets	5,075	11,013
Prepaid expenses and other current assets	14,884	12,615
Total current assets	524,522	623,836

Property, plant and equipment, net	297,764	283,361
Goodwill	90,644	91,893
Other intangible assets, net	13,315	15,666
Other assets	5,348	5,366
Total assets	$931,593	$1,020,122

LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt	$9,237	$11,648
Accounts payable	67,893	108,242
Accrued liabilities	35,972	53,342
Total current liabilities	113,102	173,232

Long-term debt, less current portion	172,497	172,498
Deferred tax liabilities	26,721	37,694
Other noncurrent liabilities	8,823	11,240
Total liabilities	321,143	394,664

Commitments and contingencies

Common stock, $0.01 par value, 200,000,000 shares authorized and 99,356,675 and 99,204,318 shares issued, respectively	994	992
Paid-in capital	525,965	521,228
Accumulated other comprehensive loss	(47,882)	(31,992)
Retained earnings	259,355	262,616
Treasury stock, at cost; 15,274,220 and 15,210,233 shares, respectively	(127,982)	(127,386)
Total stockholders’ equity	610,450	625,458
Total liabilities and stockholders' equity	$931,593	$1,020,122

Newpark Resources, Inc.

Consolidated Statements of Cash Flows

(Unaudited)	Six Months Ended June 30,
(In thousands)	2015	2014
Cash flows from operating activities:
Net income (loss)	$(3,261)	$55,340
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	21,069	20,301
Stock-based compensation expense	6,510	5,906
Provision for deferred income taxes	(3,205)	(13,788)
Net provision for doubtful accounts	1,033	438
Gain on sale of a business	-	(33,974)
Gain on sale of assets	(528)	(1,230)
Excess tax benefit from stock-based compensation	-	(903)
Change in assets and liabilities:
(Increase) decrease in receivables	113,746	(38,919)
(Increase) decrease in inventories	2,804	(8,480)
Increase in other assets	(2,461)	(6,813)
Increase (decrease) in accounts payable	(38,744)	12,029
Increase (decrease) in accrued liabilities and other	(15,166)	4,783
Net cash provided by (used in) operating activities	81,797	(5,310)

Cash flows from investing activities:
Capital expenditures	(34,313)	(56,727)
Proceeds from sale of property, plant and equipment	1,144	2,526
Proceeds from sale of a business	-	89,167
Net cash (used in) provided by investing activities	(33,169)	34,966

Cash flows from financing activities:
Borrowings on lines of credit	4,718	51,787
Payments on lines of credit	(5,949)	(45,170)
Debt issuance costs	(1,697)	-
Other financing activities	(1,487)	(30)
Proceeds from employee stock plans	359	922
Purchases of treasury stock	(1,769)	(47,450)
Excess tax benefit from stock-based compensation	-	903
Net cash used in financing activities	(5,825)	(39,038)

Effect of exchange rate changes on cash	(4,598)	295

Net increase (decrease) in cash and cash equivalents	38,205	(9,087)
Cash and cash equivalents at beginning of year	85,052	65,840

Cash and cash equivalents at end of period	$123,257	$56,753

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